Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Highlands REIT, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-210952) on Form S-8 of Highlands REIT, Inc. of our report dated March 20, 2020, with respect to the consolidated balance sheet of Highland REIT, Inc. as of December 31, 2019, the related consolidated statements of operations and comprehensive income, equity, and cash flows for the year ended December 31, 2019, and the related notes and financial statement schedule III as of December 31, 2019, which report appears in the December 31, 2020 annual report on Form 10-K of Highlands REIT, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for leases.

/s/ KPMG LLP
Chicago, Illinois
March 17, 2021